Exhibit A


                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                         DRUMMOND FINANCIAL CORPORATION
                                       AND
                           DRUMMOND MERGER CORPORATION

     This Plan and Agreement of Merger (this "Agreement") is entered into this ____ day of June, 2001 by and between Drummond Merger Corporation, a Washington corporation (the "Surviving Corporation"), and Drummond Financial Corporation., a Delaware corporation ("Drummond"). The Surviving Corporation and Drummond are sometimes referred to jointly as the "Constituent Corporations."

                                    RECITALS

     A. Each of the Constituent Corporations are corporations organized and existing under the laws of the respective states as indicated in the first paragraph of this Agreement.

     B. The shareholders and directors of each of the Constituent Corporations have deemed it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that Drummond be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the Delaware General Corporation Law (the "Merger").

     NOW, THEREFORE, in accordance with the laws of the states of Washington and Delaware, the Constituent Corporations agree that, subject to the following terms and conditions, (i) Drummond shall be merged into the Surviving Corporation, (ii) the Surviving Corporation shall continue to be governed by the laws of the state of Washington, and (iii) the terms of the Merger, and the mode of carrying them into effect, shall be as follows:

                                   Article I
                        ARTICLES OF SURVIVING CORPORATION

     The Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time of the Merger shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 23B.01.400(l) of the Washington Business Corporation Act and Section 104 of the Delaware General Corporation Law, except that Article I of the Articles of Incorporation is hereby amended in its entirety to read as follows:

                                 ARTICLE I. NAME

     The name of this Corporation is Drummond Financial Corporation.

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                                   Article II
                   APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

     Pursuant to Section 252(d) of the Delaware General Corporation Law, the Surviving Corporation irrevocably appoints the Secretary of State of Delaware to accept service of process in any proceeding to enforce against the Surviving Corporation any obligation of Drummond's as well as for enforcement of any obligation of the Surviving Corporation arising from the merger. The Delaware Secretary of State shall mail a copy of such process to HEWM Corporate Services, Inc., Suite 6100, 701 Fifth Avenue, Seattle, Washington 98104.

                                  Article III
                              CONVERSION OF SHARES

     3.1 Drummond Shares. At the Effective Time of the Merger each outstanding share of the common stock of Drummond shall automatically convert to one share of common stock of the Surviving Corporation. At the Effective Time of the Merger each outstanding share of theSeries 1 Preferred Stock of Drummond shall automatically convert to one share of Series A Preferred Stock of the Surviving Corporation.It will not be necessary for shareholders of Drummond to exchange their existing stock certificates for stock certificates of the Surviving Corporation.

     3.2 Surviving Corporation Shares. At the Effective Time of the Merger each outstanding share of the common stock of the Surviving Corporation shall be automatically cancelled and returned to the status of authorized but unissued shares.

                                   Article IV
                                     BYLAWS

     The Bylaws of the Surviving Corporation shall be the governing Bylaws.

                                   Article V
                             DIRECTORS AND OFFICERS

     The directors and officers of Drummond shall be the directors and officers of the Surviving Corporation.

                                   Article VI
                              EFFECT OF THE MERGER

     The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: the separate existence of Drummond shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as a private nature, of all of


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the Constituent  Corporations,  all  obligations  belonging to or due any of the
Constituent Corporations shall be vested in and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in any of the Constituent Corporations shall be vested in and become the obligations of the Surviving Corporation without further act or deed; title to any real estate or any interest therein shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against any of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     If at any time after the Effective Time of the Merger the Surviving Corporation shall consider it to be advisable that any further conveyances, agreements, documents, instruments, and assurances of law or any other things are necessary or desirable to vest, perfect, confirm, or record in the Surviving Corporation the title to any property, rights, privileges, powers, and franchises of the Constituent Corporations or otherwise to carry out the provisions of this Agreement, the proper directors and officers of the Constituent Corporations last in office shall execute and deliver, upon the Surviving Corporations request, any and all proper conveyances, agreements, documents, instruments, and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers, and title to such property, rights, privileges, powers, and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                  Article VII
                          EFFECTIVE TIME OF THE MERGER

     As used in this Agreement, the "Effective Time of the Merger" shall mean the time at which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Certificates or Articles A-2 of Merger have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.11.050 of the Washington Business Corporation Act and the Office of the Delaware Secretary of State pursuant to
Section 252 of the Delaware General Corporation Law, or at such time thereafter as is provided in such Certificate or Articles of Merger.

                                  Article VIII
                                   CONDITIONS

     In the event that shareholders of Drummond owning in excess of five percent (5%) of the voting shares of Drummond effectively exercise their appraisal rights under Section 262 of the Delaware General Corporation Law, the Surviving Corporation may terminate this Agreement by written notice to Drummond. In such event, this Agreement shall be of no further force and effect.


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                                   Article IX
                                   TERMINATION

     This  Agreement may be terminated  and the Merger  abandoned as provided in
Article VIII hereor or by mutual consent of the directors of the Constituent Corporations at any time prior to the Effective Time of the Merger.

                                   Article X
                          NO THIRD PARTY BENEFICIARIES

     Except as otherwise specifically provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be executed as of the date first above written.

                          DRUMMOND MERGER CORPORATION, a Washington corporation


                          By:
                                   President



                          DRUMMOND FINANCIAL CORPORATION, a Delaware corporation


                          By:
                                   President









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